Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Catalyst Biosciences, Inc. on Form S-3 to be filed on or about December 21, 2018 of our report dated March 19, 2018, on our audits of the consolidated financial statements as of December 31, 2017 and 2016 and for each of the years then ended, which report was included in its Annual Report on Form 10-K filed March 19, 2018. We also consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Iselin, New Jersey

December 21, 2018